UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

February 26, 2023
Date of report (Date of earliest event reported)

GENPREX, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38244	90-0772347
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3300 Bee Cave Road, #650-227, Austin, TX		78746
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (512) 537-7997

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	GNPX	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement.

On February 26, 2023, Genprex, Inc. (the “Company”) entered into a securities purchase agreement (the “Securities Purchase Agreement”) with an accredited healthcare-focused institutional investor (the “Purchaser”) pursuant to which the Company agreed to issue and sell to the Purchaser 3,809,524 shares (the “Shares”) of its common stock, par value $0.001 per share (the “Common Stock”) and common warrants to purchase an aggregate of 3,809,524 shares of Common Stock (the “Warrants”), in a registered direct offering (the “Offering”).

The Warrants are exercisable immediately upon issuance, expire 5 years from the date of issuance and have an exercise price of $1.10 per share. The combined offering price is $1.05 per share of common stock and accompanying Warrant. The aggregate gross proceeds to the Company from the Offering are expected to be approximately $4.0 million, before deducting placement agent fees and other estimated Offering expenses payable by the Company, and excluding the proceeds, if any, from the exercise of the Warrants issued in the Offering. The closing of the Offering is expected to occur on or about March 1, 2023, subject to the satisfaction of customary closing conditions.

The Warrants may only be exercised on a cashless basis if, at the time of exercise, there is no registration statement registering, or the prospectus contained therein in not available for, the issuance or resale of shares of common stock underlying the Warrants to or by the holder. In the event of certain fundamental transactions, holders of the Warrants will have the right to receive the Black Scholes Value of their Warrant calculated pursuant to a formula set forth in the Warrant and payable in the form of consideration set forth in the Warrant.

The Securities Purchase Agreement contains customary representations, warranties and agreements by the Company and customary conditions to closing.  The representations, warranties and covenants contained in the Securities Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Securities Purchase Agreement and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Securities Purchase Agreement is incorporated herein by reference only to provide investors with information regarding the terms of the Securities Purchase Agreement and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the Commission.

The Company engaged A.G.P./Alliance Global Partners to act as placement agent in the Offering. The Company has agreed to pay the placement agent a cash fee equal to 7.0% of the aggregate gross proceeds generated from the Offering and to reimburse certain expenses of the placement agent in connection with the Offering in an amount not to exceed $20,000.

The Offering is being made pursuant to the Company’s registration statement on Form S-3 (No. 333-239134), as previously filed with the Securities and Exchange Commission on June 12, 2020, as amended on July 1, 2020 and declared effective on July 17, 2020, and a related base prospectus and prospectus supplement.

The foregoing descriptions of the material terms of the Warrant and the Securities Purchase Agreement do not purport to be complete and are qualified by the forms of the Warrant and the Securities Purchase Agreement, copies of which are filed herewith as Exhibits 4.1 and 10.1, respectively, and are incorporated herein by reference.

This Current Report on Form 8-K does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements that involve risks and uncertainties, such as statements related to the amount of proceeds expected from the Offering. The risks and uncertainties involved include the Company's financial position, market conditions and other risks detailed from time to time in the Company's periodic reports and other filings with the Commission. You are cautioned not to place undue reliance on forward-looking statements, which are based on the Company's current expectations and assumptions and speak only as of the date of this Current Report on Form 8-K. The Company does not intend to revise or update any forward-looking statement in this Current Report on Form 8-K as a result of new information, future events or otherwise, except as required by law.

Item 8.01 Other Events.

On February 27, 2023, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01: Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

4.1	Form of Warrant

5.1	Opinion of Lowenstein Sandler LLP

10.1	Form of Securities Purchase Agreement

23.1	Consent of Lowenstein Sandler LLP (included in Exhibit 5.1)

99.1	Pricing Press Release dated February 27, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GENPREX, INC.

Date: February 27, 2023	By:	/s/ Ryan Confer
Ryan Confer
Chief Financial Officer (Principal Financial Officer)